NEWS

FOR IMMEDIATE RELEASE	CONTACTS
August 9, 2012	Richard Eisenberg
(Investor Inquiries)
Chris Bohanon
(Media Inquiries)

202-872-7700

Farmer Mac Reports Second Quarter 2012 Results
Washington, DC - The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today reported continued momentum in its financial performance. During second quarter 2012, Farmer Mac achieved record core earnings and growth in program assets while maintaining strong credit quality. Farmer Mac's core earnings, a non-GAAP measure, for second quarter 2012 reached $12.9 million ($1.17 per diluted common share), up from $10.0 million ($0.94 per diluted common share) in second quarter 2011. Core earnings for the quarter benefited from higher net effective spread of $27.2 million, compared to $21.0 million in second quarter 2011. This higher net effective spread was partially offset by net provisions to the allowance for losses of $0.2 million, compared to net releases of $0.8 million for the prior year quarter.
Primarily due to the effects of fair value changes on financial derivatives, Farmer Mac had a GAAP net loss attributable to common stockholders for second quarter 2012 of $4.3 million, compared to net income of $5.2 million for the same period in 2011.  Farmer Mac uses financial derivatives, primarily interest rate swaps, to mitigate its exposure to interest rate risk and achieve an overall lower effective cost of borrowing. Because Farmer Mac's financial derivatives were not designated in hedge relationships for accounting purposes through second quarter 2012, changes in the fair values of these instruments were recorded in earnings, with no offsetting fair value adjustments on the corresponding hedged items. Farmer Mac excludes these fair value fluctuations from its core earnings. Due to the significant decrease in long-term interest rates during second quarter 2012 (for example, the 10-year Treasury rate decreased 57 basis points from March 31 to June 30), Farmer Mac recorded unrealized fair value losses of $21.6 million on its financial derivatives for the quarter.
Farmer Mac President and Chief Executive Officer Michael Gerber stated, “We are pleased to have achieved all-time highs in core earnings and outstanding program volume. New business from all of our product lines raised the aggregate outstanding program volume to $12.3 billion as of quarter end. Portfolio credit quality improved and remains high, as 90-day delinquencies were down in both dollar and percentage terms compared to first quarter 2012 and second quarter 2011. These statistics do not yet reflect the impact of the weather conditions currently affecting much of the country. While it is too early to assess the impacts on our agricultural portfolio, we continue to closely monitor the situation. We believe that Farmer Mac remains well-positioned to handle the stress in the agricultural economy that is likely to result from the drought and to continue to help meet the credit needs of Rural America and build value for shareholders."
Business Results
     For second quarter 2012, Farmer Mac's net effective interest spread was $27.2 million (99 basis points), compared to $21.0 million (96 basis points) in the same quarter 2011. This increase in dollars was a result of net interest income earned on new on-balance sheet program assets.
Farmer Mac's guarantee and commitment fees, which compensate Farmer Mac for assuming the credit risk on loans underlying Farmer Mac Guaranteed Securities and long term standby purchase commitments (LTSPCs) were $6.1 million for second quarter 2012, compared to $6.3 million for second quarter 2011. The decrease in guarantee and commitment fees was primarily attributable to the maturity of a $475.0 million AgVantage security during 2011 that was not replaced with new business last year.
Program Activity
During second quarter 2012, Farmer Mac added $639.8 million of new program volume. Specifically, Farmer Mac:

•	purchased $145.4 million of newly originated Farmer Mac I eligible loans;

•	added $70.5 million of Farmer Mac I eligible loans under LTSPCs;

•	purchased $200.0 million of Farmer Mac I AgVantage securities;

•	purchased $58.3 million of loans under the Rural Utilities program; and

•	purchased $165.6 million of Farmer Mac II USDA-guaranteed portions.
Farmer Mac's outstanding program volume was $12.3 billion as of June 30, 2012, an increase of $337.1 million from December 31, 2011, as new volume exceeded maturities and principal paydowns on existing program assets.
Credit Quality
In the Farmer Mac I agricultural portfolio, 90-day delinquencies were $47.0 million (1.07 percent of the non-AgVantage Farmer Mac I portfolio) as of June 30, 2012, down from $53.1 million (1.21 percent) as of March 31, 2012 and $54.6 million (1.27 percent) as of June 30, 2011. Farmer Mac recorded net provisions of $0.2 million to the allowance for losses during the three months ended June 30, 2012, compared to net releases of $0.8 million for the same period in 2011.
 When analyzing the overall risk profile of its program business, Farmer Mac takes into account more than the Farmer Mac I agricultural loan delinquency percentages provided above. The total program business also includes AgVantage securities and rural utilities loans, neither of which have any delinquencies, and the USDA Guaranteed Securities and USDA-guaranteed portions underlying Farmer Mac II Guaranteed Securities, which are backed by the full faith and credit of the United States. Across Farmer Mac's entire program business, the 90-day delinquencies represented 0.38 percent of total program business as of June 30, 2012, compared to 0.44 percent as of March 31, 2012 and 0.45 percent as of June 30, 2011.
Given the challenging weather patterns affecting the country, Farmer Mac is monitoring developments related to the drought in the Midwest. Although it is too early to determine the long-term effects of the drought on the Farmer Mac I portfolio, the current weather patterns have affected the size and quality of the crop. The extent of that damage is likely to vary across the growing region, so it is difficult to gauge the impacts at this time. Many factors, such as crop insurance, higher prices for the commodities affected, and the strong financial condition of those sectors, could offset some or all of the impact of the drought. Sectors that are likely to be affected immediately are the protein and dairy sectors and the ethanol business where grain purchases are a significant part of their expenses. Farmer Mac will continue to carefully assess the data and monitor the impacts as they unfold.
Capital and Liquidity
 Farmer Mac is required to hold capital at the higher of its statutory minimum capital requirement and the amount required by the risk-based capital stress test prescribed by Farm Credit Administration (FCA) regulations. As of June 30, 2012, Farmer Mac's core capital totaled $492.3 million and exceeded its statutory minimum capital requirement of $356.4 million by $135.9 million. As of June 30, 2012, Farmer Mac's risk-based capital stress test generated a risk-based capital requirement of $42.5 million.  Farmer Mac's regulatory capital of $510.5 million exceeded that amount by approximately $468.0 million.
As prescribed by FCA regulations, Farmer Mac is required to maintain a minimum of 60 days of liquidity. As of June 30, 2012, Farmer Mac had 152 days of liquidity, as calculated in accordance with FCA regulations.
Reconciliation of Core and GAAP Earnings
Farmer Mac uses core earnings, a non-GAAP financial measure, to measure corporate economic performance and develop financial plans because, in management's view, core earnings is a useful alternative measure in understanding Farmer Mac's economic performance, transaction economics and business trends. Core earnings differs from GAAP net income by excluding the effects of fair value accounting guidance. Core earnings also differs from GAAP net income by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of the Corporation's core business. This non-GAAP financial measure may not be comparable to similarly labeled non-GAAP financial measures disclosed by other companies. Farmer Mac's disclosure of this non-GAAP measure is not intended to replace GAAP information but, rather, to supplement it.

A reconciliation of Farmer Mac's GAAP net (loss)/income attributable to common stockholders to core earnings is presented in the following table.

Reconciliation of GAAP Net (Loss)/Income Attributable to Common Stockholders to Core Earnings
	For the Three Months Ended
	June 30, 2012	June 30, 2011
	(in thousands, except per share amounts)
GAAP net (loss)/income attributable to common stockholders	$(4,291)	$5,170
Less the after-tax effects of:
Unrealized losses on financial derivatives	(14,035)	(4,439)
Unrealized (losses)/gains on trading assets	(2,006)	1,280
Amortization of premiums and deferred gains on assets consolidated at fair value	(901)	(963)
Net effects of settlements on agency forward contracts	(250)	(647)
Lower of cost or fair value adjustment on loans held for sale	—	(102)
Sub-total	(17,192)	(4,871)
Core earnings	$12,901	$10,041

Core earnings per share:
Basic	$1.23	$0.97
Diluted	1.17	0.94

	For the Six Months Ended
	June 30, 2012	June 30, 2011
	(in thousands, except per share amounts)
GAAP net income attributable to common stockholders	$17,912	$23,493
Less the after-tax effects of:
Unrealized (losses)/gains on financial derivatives	(3,850)	4,541
Unrealized (losses)/gains on trading assets	(1,292)	2,132
Amortization of premiums and deferred gains on assets consolidated at fair value	(1,859)	(663)
Net effects of settlements on agency forward contracts	259	(993)
Lower of cost or fair value adjustment on loans held for sale	—	(627)
Sub-total	(6,742)	4,390
Core earnings	$24,654	$19,103

Core earnings per share:
Basic	$2.37	$1.85
Diluted	2.25	1.79
More complete information on Farmer Mac's performance for second quarter 2012 is set forth in the Form 10-Q filed by Farmer Mac earlier today with the Securities and Exchange Commission (SEC).
Forward-Looking Statements
 In addition to historical information, this release includes forward-looking statements that reflect management's current expectations for Farmer Mac's future financial results, business prospects and business developments. Management's expectations for Farmer Mac's future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties. Various factors or events could cause Farmer Mac's actual results to differ materially from the expectations as expressed or implied by the forward-looking statements, including uncertainties regarding: (1) the availability to Farmer Mac and Farmer Mac II LLC of debt financing and, if available, the reasonableness of rates and terms; (2) legislative or regulatory developments that could affect Farmer Mac, including but not limited to developments in relation to agricultural policies and programs contained in the 2008 Farm Bill, many of which are scheduled to expire this year; (3) fluctuations in the fair value of assets held by Farmer Mac and Farmer Mac II LLC; (4) the rate and direction of development of the secondary market for agricultural mortgage and rural utilities loans, including lender interest in Farmer Mac credit products and the Farmer Mac secondary market; (5) the general rate of growth in agricultural mortgage and rural utilities indebtedness; (6) the impact of economic conditions, including the effects of drought and other weather-related conditions and fluctuations in agricultural real estate values, on agricultural mortgage lending and borrower repayment capacity; (7) developments in the financial markets, including possible investor, analyst and rating agency reactions to events involving GSEs, including Farmer Mac; (8) financial market volatility, including the future level and direction of interest rates; and (9) volatility in commodity prices and/or export demand for U.S. agricultural products. Other risk factors are discussed in Farmer Mac's Annual Report on Form 10‑K for the year ended December 31, 2011, as filed with the SEC on March 15, 2012, and in Farmer Mac's Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, as filed with the SEC earlier today. In light of these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release.  The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as otherwise mandated by the SEC.
Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans, rural utilities loans, and USDA-guaranteed farm program and rural development loans. Farmer Mac's Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively. Additional information about Farmer Mac (as well as the Annual Report on Form 10-K and Quarterly Report on Form 10-Q referenced above) is available on Farmer Mac's website at www.farmermac.com. Farmer Mac II LLC is a subsidiary of Farmer Mac that operates the Farmer Mac II business of purchasing and holding USDA-guaranteed loans. Additional information about Farmer Mac II LLC is available on its website at www.farmermac2.com.
 The conference call to discuss Farmer Mac's second quarter 2012 financial results and the Corporation's Form 10-Q for second quarter 2012 will be webcast on Farmer Mac's website beginning at 11:00 a.m. eastern time on Friday, August 10, 2012. An audio recording of that call will be available on Farmer Mac's website for two weeks after the call is concluded.

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FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited)

	June 30, 2012	December 31, 2011
	(in thousands)
Cash and cash equivalents	$752,502	$817,046
Investment securities	2,496,451	2,184,490
Farmer Mac Guaranteed Securities	4,444,467	4,289,272
USDA Guaranteed Securities	1,565,463	1,491,905
Loans:
Loans	1,954,045	1,782,758
Loans held in consolidated trusts	596,218	1,121,559
Allowance for loan losses	(9,361)	(10,161)
Total loans, net of allowance	2,540,902	2,894,156
Other assets	250,629	206,639
Total Assets	$12,050,414	$11,883,508
Notes Payable:
Due within one year	$6,482,817	$6,087,879
Due after one year	4,519,192	4,104,882
Total notes payable	11,002,009	10,192,761
Debt securities of consolidated trusts held by third parties	184,499	701,583
Reserve for losses	8,779	7,355
Other liabilities	273,099	427,276
Total Liabilities	11,468,386	11,328,975
Preferred stock	57,578	57,578
Common stock	10,483	10,357
Additional paid-in capital	104,019	102,821
Accumulated other comprehensive income	89,713	79,370
Retained earnings	78,382	62,554
Non-controlling interest - preferred stock	241,853	241,853
Total Equity	582,028	554,533
Total Liabilities and Equity	$12,050,414	$11,883,508

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
	(in thousands, except per share amounts)
Interest income:
Net interest income	$34,617	$29,212	$68,825	$56,231
Release of/(provision for) loan losses	1,220	(160)	800	(1,441)
Net interest income after release of/(provision for) loan losses	35,837	29,052	69,625	54,790
Non-interest (loss)/income:
Guarantee and commitment fees	6,064	6,320	11,994	12,707
Losses on financial derivatives	(31,292)	(17,806)	(24,892)	(13,801)
(Losses)/gains on trading assets	(3,086)	1,968	(1,987)	3,279
Gains on sale of available-for-sale investment securities	—	38	28	195
Gains on sale of real estate owned	262	627	262	724
Lower of cost or fair value adjustment on loans held for sale	—	(156)	—	(964)
Other income	771	1,124	1,492	5,022
Non-interest (loss)/income	(27,281)	(7,885)	(13,103)	7,162
Non-interest expense:
Compensation and employee benefits	4,574	4,666	9,059	9,163
General and administrative	2,664	2,656	5,422	4,912
Provision for/(release of) losses	1,394	(935)	1,424	(2,869)
Other non-interest expense	577	804	1,146	2,663
Non-interest expense	9,209	7,191	17,051	13,869
(Loss)/income before income taxes	(653)	13,976	39,471	48,083
Income tax (benefit)/expense	(2,629)	2,539	9,025	12,056
Net income	1,976	11,437	30,446	36,027
Less: Net income attributable to non-controlling interest - preferred stock dividends	(5,547)	(5,547)	(11,094)	(11,094)
Net (loss)/income attributable to Farmer Mac	(3,571)	5,890	19,352	24,933
Preferred stock dividends	(720)	(720)	(1,440)	(1,440)
Net (loss)/income attributable to common stockholders	$(4,291)	$5,170	$17,912	$23,493

(Loss)/earnings per common share and dividends:
Basic (loss)/earnings per common share	$(0.41)	$0.50	$1.72	$2.28
Diluted (loss)/earnings per common share	$(0.41)	$0.48	$1.63	$2.20
Common stock dividends per common share	$0.10	$0.05	$0.20	$0.10